Exhibit 99.1

HFF, Inc. reports third quarter 2017 financial and transaction production results

DALLAS, TX – November 1, 2017 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the third quarter of 2017. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Third Quarter 2017 Highlights

•	Revenue was $148.0 million, a 17.0% increase year-over-year.

•	Net income was $21.6 million, as compared to $20.0 million in the prior year period.

•	Net income per diluted share grew 5.9% to $0.54, as compared to $0.51 in the prior year period.

•	Adjusted EBITDA improved 16.7% to $38.6 million versus $33.1 million in the prior year period.

First Nine Months of 2017 Highlights

•	Revenue was $424.2 million, a 17.3% increase year-over-year.

•	Net income was $60.7 million, as compared to $49.7 million in the prior year period.

•	Net income per diluted share increased 20.3% to $1.54, as compared to $1.28 during the prior year period.

•	Adjusted EBITDA grew 21.1% to $103.9 million compared to $85.8 million in the prior year period.

“We are pleased with the Company’s third quarter and first nine months of 2017. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

HFF reports third quarter 2017 financial results

Results for the Third Quarter Ended September 30, 2017

The Company’s revenues grew 17.0% to $148.0 million for the third quarter of 2017, which represents an increase of $21.5 million compared to the third quarter of 2016. The Company generated operating income of $24.6 million during the third quarter of 2017, an increase of $0.4 million, or 1.6% when compared to the third quarter of 2016. This increase in operating income is primarily due to the 17.0% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 78 associates during the last twelve months, including the start-up of the London office, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, grew 34.9% to $12.2 million in the third quarter of 2017, compared to $9.1 million in the third quarter of 2016. This increase is primarily a result of higher income from agency-related income and the valuation of the Company’s mortgage servicing rights.

The Company reported net income for the quarter ended September 30, 2017 of $21.6 million, an increase of approximately $1.6 million, or 7.9%, when compared to net income of $20.0 million for the quarter ended September 30, 2016. For the quarter ended September 30, 2017, net income per diluted share was $0.54 compared to $0.51 for the third quarter of 2016.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2017 grew 16.7% to $38.6 million, compared to $33.1 million in the third quarter of 2016. The Adjusted EBITDA margin for the third quarter of 2017 was 26.1%, a 10 basis point decrease compared to the Adjusted EBITDA margin of 26.2% in the third quarter of 2016.

Results for the Nine Months Ended September 30, 2017

The Company reported revenues of $424.2 million for the nine months ended September 30, 2017, which represents an increase of $62.5 million, or 17.3% compared to revenues for the first nine months of 2016 of $361.7 million. The Company generated operating income of $64.8 million during the first nine months of 2017, an increase of $6.2 million, or 10.6% when compared to operating income of $58.6 million for the first nine months of 2016. This increase in operating income is primarily due to the 17.3% increase in

HFF reports third quarter 2017 financial results

revenues which was partially offset by (i) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 78 associates during the last twelve months, including the start-up of the London office, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, totaled $36.0 million for the nine months ended September 30, 2017 compared to $24.1 million for the nine months ended September 30, 2016. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights and agency-related other income.

The Company reported net income for the nine month period ended September 30, 2017 of $60.7 million, an increase of approximately $11.0 million, or 22.1%, when compared to net income of $49.7 million for the nine month period ended September 30, 2016. For the nine month period ended September 30, 2017, net income per diluted share was $1.54, or a 20.3% increase when compared to $1.28 for the nine month period ended September 30, 2016.

Adjusted EBITDA for the nine month period ended September 30, 2017 was $103.9 million, which represents an increase of $18.1 million, or 21.1%, when compared to $85.8 million in the comparable period in 2016. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income. The Adjusted EBITDA margin for the nine month period ended September 30, 2017 was 24.5%, an 80 basis point increase, compared to an Adjusted EBITDA margin of 23.7% in the comparable period in 2016.

HFF reports third quarter 2017 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
	2017	2016	2017	2016
Revenue	$148,022	$126,535	$424,192	$361,730
Operating expenses:
Cost of services	84,020	71,348	243,441	206,336
Operating, administrative and other	34,793	27,863	103,682	88,182
Depreciation and amortization	4,563	3,063	12,262	8,625

Total expenses	123,376	102,274	359,385	303,143

Operating income	24,646	24,261	64,807	58,587

Interest and other income, net	12,209	9,053	36,045	24,109
Interest expense	(5)	(9)	(17)	(33)
(Increase) decrease in payable under the tax receivable agreement	479	(1,025)	479	(1,025)

Income before income taxes	37,329	32,280	101,314	81,638

Income tax expense	15,726	12,260	40,593	31,896

Net income	$21,603	$20,020	$60,721	$49,742

Earnings per share - basic	$0.56	$0.52	$1.57	$1.30
Earnings per share - diluted	$0.54	$0.51	$1.54	$1.28
Weighted average shares outstanding - basic	38,706,240	38,273,684	38,647,021	38,234,868
Weighted average shares outstanding - diluted	39,891,583	38,958,377	39,515,826	38,764,829

Adjusted EBITDA	$38,627	$33,105	$103,934	$85,798

HFF reports third quarter 2017 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended September 30,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$11,411,203	360	$9,674,618	310	$1,736,585	17.9%	50	16.1%
Investment Advisory	8,849,367	208	9,299,230	207	(449,863)	-4.8%	1	0.5%
Equity Placement	2,098,350	33	757,821	25	1,340,529	176.9%	8	32.0%
Loan Sales	38,522	3	245,718	7	(207,196)	-84.3%	(4)	-57.1%

Total Transaction Volume	$22,397,442	604	$19,977,387	549	$2,420,055	12.1%	55	10.0%

Average Transaction Size	$37,082		$36,389		$693	1.9%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,855,300		$3,072,900		$(217,600)	-7.1%
Loan Servicing Portfolio Balance	$65,844,400	2,944	$55,187,324	2,756	$10,657,076	19.3%	188	6.8%

Production volumes for the third quarter of 2017 totaled approximately $22.4 billion on 604 transactions representing a 12.1% increase in production volume and a 10.0% increase in the number of transactions when compared to the production volumes of approximately $20.0 billion on 549 transactions for the third quarter of 2016. The average transaction size for the third quarter of 2017 was $37.1 million, which is approximately 1.9% higher than the comparable figure of approximately $36.4 million for the third quarter of 2016.

•	Debt Placement production volume was approximately $11.4 billion in the third quarter of 2017, representing an increase of 17.9% from the third quarter of 2016 volume of approximately $9.7 billion.

•	Investment Advisory production volume declined 4.8% to approximately $8.8 billion in the third quarter of 2017 from the third quarter of 2016 volume of approximately $9.3 billion.

HFF reports third quarter 2017 financial results

•	Equity Placement production volume was approximately $2.1 billion in the third quarter of 2017, an increase of 176.9% over the third quarter of 2016 volume of approximately $0.8 billion.

•	Loan Sales production volume was approximately $38.5 million for the third quarter of 2017, a decrease of 84.3% from the $245.7 million of volume in third quarter 2016.

•	At the end of the third quarter of 2017, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged was approximately $2.9 billion compared to approximately $3.1 billion at the end of the third quarter of 2016, representing a 7.1% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $65.8 billion at the end of the third quarter of 2017, representing an increase of approximately $10.7 billion, or 19.3%, from $55.2 billion at the end of the third quarter of 2016.

Nine Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Nine Months Ended September 30,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$35,046,820	1,024	$27,636,341	914	$7,410,479	26.8%	110	12.0%
Investment Advisory	24,218,837	546	24,893,035	559	(674,198)	-2.7%	(13)	-2.3%
Equity Placement	5,586,024	95	2,574,269	99	3,011,755	117.0%	(4)	-4.0%
Loan Sales	153,226	12	606,451	19	(453,225)	-74.7%	(7)	-36.8%

Total Transaction Volume	$65,004,907	1,677	$55,710,096	1,591	$9,294,811	16.7%	86	5.4%

Average Transaction Size	$38,763		$35,016		$3,747	10.7%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,855,300		$3,072,900		$(217,600)	-7.1%
Loan Servicing Portfolio Balance	$65,844,400	2,944	$55,187,324	2,756	$10,657,076	19.3%	188	6.8%

Production volumes for the nine months ended September 30, 2017 totaled approximately $65.0 billion on 1,677 transactions, representing a 16.7% increase in production volume and a 5.4% increase in the number of transactions when compared to the production volumes of approximately $55.7 billion on 1,591 transactions for the comparable period in 2016. The average transaction size for the nine months ended September 30, 2017 was $38.8 million, which is approximately 10.7% higher than the comparable figure of approximately $35.0 million for the nine months ended September 30, 2016.

HFF reports third quarter 2017 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 975 associates as of September 30, 2017, which represents a net increase of 78, or 8.7%, over the comparable total of 897 associates as of September 30, 2016. HFF’s total number of capital markets advisors was 373 as of September 30, 2017, which represents a net increase of 53, or 16.6% over the comparable total of 320 capital markets advisors as of September 30, 2016. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 18 of the Company’s 24 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter 2017 financial results on November 2, 2017 at 8:30 a.m. Eastern Time. To listen, participants should dial 844-420-8188 (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 95679335. A replay will become available after 11:30 a.m. Eastern Time on November 2, 2017 and will continue through November 9, 2017, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering participant code 95679335.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on November 2, 2017 beginning at 8:30 a.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports third quarter 2017 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 24 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment advisory, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2017 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$221,805	$235,582
Accounts receivable, receivable from affiliate and prepaids	17,475	16,213
Mortgage notes receivable	736,218	290,933
Property, plant and equipment, net	16,930	15,837
Deferred tax asset, net	95,672	112,557
Intangible assets, net	58,545	40,326
Other noncurrent assets	9,233	5,211

Total assets	$1,155,878	$716,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$734,244	$290,980
Accrued compensation, accounts payable and other current liabilities	63,418	65,553
Long-term debt (includes current portion)	350	707
Deferred rent credit and other liabilities	10,554	11,485
Payable under the tax receivable agreement	99,672	111,392

Total liabilities	908,238	480,117
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,579,544 and 38,091,123 shares outstanding, respectively	387	385
Additional paid in capital	139,966	132,513
Accumulated other comprehensive income, net of taxes	(81)	–
Treasury stock	(4,971)	(11,477)
Retained earnings	112,339	115,121

Total equity	247,640	236,542

Total liabilities and stockholders’ equity	$1,155,878	$716,659

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of

HFF reports third quarter 2017 financial results

income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports third quarter 2017 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2017 and 2016:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$21,603	$20,020	$60,721	$49,742
Add:
Interest expense	5	9	17	33
Income tax expense	15,726	12,260	40,593	31,896
Depreciation and amortization	4,563	3,063	12,262	8,625
Stock-based compensation (a)	4,297	2,905	13,049	8,941
Valuation of mortgage servicing rights	(7,088)	(6,177)	(22,229)	(14,464)
Increase (decrease) in payable under the tax receivable agreement	(479)	1,025	(479)	1,025

Adjusted EBITDA	$38,627	$33,105	$103,934	$85,798

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of comprehensive income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and nine months ended September 30, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and nine months ended September 30, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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